As filed with the Securities and Exchange Commission on April 21, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Compagnie Générale de Géophysique-Veritas
(Exact name of registrant as specified in its charter)
CGG Veritas
(Registrant’s Name for Use in English)

Republic of France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Tour Maine Montparnasse
33 Avenue du Maine
75015 Paris
France
(Address of Registered Offices)
Compagnie Générale de Géophysique-Veritas 2011 Stock Option Plan
Compagnie Générale de Géophysique-Veritas 2011 Performance Share Allocation Plan
(Full title of the plan)
JoAnn Lippman
General Counsel for North America
CGGVeritas
10300 Town Park Drive
Houston, Texas 77072
(832) 351-8300
(Name, address and telephone number of agent for service)
Copies to:

Beatrice Place-Faget Group General Counsel Tour Maine-Montparnasse 33, avenue du Maine 75755 Paris Cedex 15 France +33 1 64 47 45 00	Luis Roth Linklaters LLP 25, rue de Marignan 75008 Paris France +33 1 56 43 56 43
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Title of Plan	Amount to be registered (2)	Proposed maximum offering price per share price	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, nominal value €0.40 per share	Compagnie Générale de Géophysique-Veritas 2011 Stock Option Plan	1,164,363	$36.80 (3)(4)	$42,848,558.40(3)(4)	$4,974.72
Ordinary shares, nominal value €0.40 per share	Compagnie Générale de Géophysique-Veritas 2011 Performance Share Allocation Plan	488,586	$33.18(3)(5)	$16,211,283.48(3)(5)	$1,882.13
Total		1,652,949		$59,059,841.88	$6,856.85

(1)	The ordinary shares of the Registrant (“Ordinary Shares”) being registered hereby may be represented by the Registrant’s American Depositary Shares.

(2)	This Registration Statement on Form S-8 shall also cover any Ordinary Shares that become issuable under the 2011 Stock Option Plan and the 2011 Performance Share Allocation Pan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization, or other similar event or as otherwise provided for in the Plans.

(3)	Translated into U.S. dollars from euros based on an exchange rate of 1.4443 U.S. dollars per €1.00, the Federal Reserve Noon Buying Rate as of April 15, 2011.

(4)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act of 1933”) on the basis of €25.48, the price at which options granted pursuant to the 2011 Stock Option Plan may be exercised.

(5)	Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933 for the 2011 Performance Share Allocation Plan on the basis of the average of the high and low sales price of an Ordinary Share on Euronext Paris, Compartment A on April 15, 2011 of €22.97.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     This Registration Statement hereby incorporates by reference the contents of the following reports filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):
     (a) the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the Commission on April 21, 2011;
     (b) the description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission under the Exchange Act;
     (c) the description of the Registrant’s Ordinary Shares is amended and updated by the information set forth in “Item 10: Additional Information” of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on April 21 2011; and
     (d) the description of the Registrant’s American Depositary Shares is amended and updated by the information set forth under the heading “Description of the CGG American Depositary Shares” in the Registrant’s prospectus filed with the Commission on June 3, 2008 pursuant to Rule 424(b) of the Securities Act.
     To the extent designated therein, certain current reports of the Registrant on Form 6-K, and all other documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.
     Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of the Registrant since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The French Commercial Code prohibits provisions of articles of incorporation (statuts) that limit the liability of directors. The French Commercial Code also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.
     Our articles of incorporation (statuts) do not expressly provide for indemnification by us of liabilities of our directors or officers in their capacity as such. However, we maintain officers’ and directors’ liability insurance, which insures against certain liabilities that officers and directors in our group companies may incur in such capacities, including liabilities arising under the U.S. securities laws, subject to certain exceptions.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	English translation of our articles of association (statuts) (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on April 21, 2011)

4.2	Form of Amended and Restated Deposit Agreement among the Registrant, The Bank of New York as Depositary, and the Owners and Holders of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form F-6, filed by the Registrant with the Commission on October 16, 2006)

5.1	Opinion of Ms. Béatrice Place-Faget, Group General Counsel of Compagnie Générale de Géophysique-Veritas

23.1	Consent of Ms. Béatrice Place-Faget (included in Exhibit 5.1)

23.2	Consent of Mazars and of Ernst & Young & Autres

24.1	Power of Attorney (included on signature page)
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France, on April 21, 2011.

Compagnie Generale de Geophysique-Veritas
By:	/s/ Jean-Georges Malcor
Jean-Georges Malcor
Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jean-Georges Malcor, Gérard Chambovet and Stephane-Paul Frydman, and each of them acting individually as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, in any and all capacities, to sign on his or her behalf any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 21, 2011 by the following persons in the capacities indicated.

	Signatures	Title

By:	/s/ Jean-Georges Malcor Jean-Georges Malcor	Chief Executive Officer (Principal executive officer)

By:	/s/ Stephane-Paul Frydman Stephane-Paul Frydman	Chief Financial Officer (Principal financial and accounting officer)

By:	/s/ Robert Brunck Robert Brunck	Director and Chairman of the Board

By:	/s/ Olivier Appert Olivier Appert	Director

By:	/s/ Loren Carroll Loren Carroll	Director

By:	/s/ Anders Farestveit Anders Farestveit	Director

	Signatures	Title

By:	/s/ Rémi Dorval Rémi Dorval	Director

By:	/s/ Jean Dunand Jean Dunand	Director

By:	/s/ Yves Lesage Yves Lesage	Director

By:	/s/ Kathleen Sendall Kathleen Sendall	Director

By:	/s/ Robert Semmens Robert Semmens	Director

By:	/s/ Daniel Valot Daniel Valot	Director

By:	/s/ David Work David Work	Director

By:	/s/ Terence Young Terence Young	Director

By:	/s/ Denis Ranque Denis Ranque	Director

By:	/s/ JoAnn Lippman JoAnn Lippman	Duly Authorized Representative of Compagnie Générale de Géophysique-Veritas in the United States